Exhibit 99.1

press Release

Level 3 Reports First Quarter 2009 Results

First Quarter Financial Highlights

•                  Consolidated Revenue of $980 million

•                  Net loss of $132 million or ($0.08) per share

•                  Consolidated Adjusted EBITDA of $250 million

•                  Closed $220 million senior secured Tranche B Term Loan in April, 2009

BROOMFIELD, Colo., April 28, 2009 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported consolidated revenue of $980 million for the first quarter 2009, compared to consolidated revenue of $1.09 billion for the first quarter 2008.

The net loss for the first quarter 2009 was $132 million, or ($0.08) per share, which compared to a net loss of $190 million, or ($0.12) per share for the first quarter 2008. Net income for the fourth quarter 2008 was $43 million, or $0.03 per basic share and ($0.03) per diluted share.

Consolidated Adjusted EBITDA was $250 million in the first quarter 2009, an increase of 18 percent from $211 million for the first quarter 2008. Consolidated Adjusted EBITDA was $323 million in the fourth quarter 2008, which included a net benefit of $52 million from four adjustments (“Fourth Quarter 2008 Adjustments”).  Without the benefit of these Fourth Quarter 2008 Adjustments, Consolidated Adjusted EBITDA was $271 million.

“Despite the challenging economic climate and the expected pressure on top line growth, we saw improvement in Adjusted EBITDA” said James Crowe, CEO of Level 3. “We believe the fundamental demand for applications like video over the Internet and wireless data remain solid, and we are well positioned to take advantage of future market growth.”

Financial Results

Metric ($ in millions)	First Quarter 2009	First Quarter 2008	Fourth Quarter 2008
Revenue
Core Communications Services(1)	$899	$958	$966
Other Communications Services	$63	$108	$68
Total Communications Revenue(1)	$962	$1,066	$1,034
Other Revenue	$18	$26	$15
Total Consolidated Revenue	$980	$1,092	$1,049

Consolidated Adjusted EBITDA(2)(3)	$250	$211	$323
Capital Expenditures	$78	$113	$107
Unlevered Cash Flow(3)	$43	$(21)	$251
Free Cash Flow(3)	$(82)	$(160)	$124
Communications Gross Margin(3)	59.5%	56.9%	60.0%
Communications Adjusted EBITDA Margin(3)	25.9%	19.3%	31.3%
Communications Adjusted EBITDA Margin, Excluding Fourth Quarter 2008 Adjustments(2) (3)	n/a	n/a	26.3%

(1)       Includes Vyvx Advertising Distribution business revenue of $9 million for the first quarter 2008, which was sold on June 5, 2008.

(2)       Excluding Fourth Quarter 2008 Adjustments of $52 million, fourth quarter 2008 Consolidated Adjusted EBITDA would have been $271 million.

(3)       See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Total Communications Revenue for the first quarter 2009 was $962 million, versus $1.07 billion for the first quarter 2008. Total Communications Revenue for the fourth quarter 2008 was $1.03 billion.

Communications Revenue ($ in millions)	First Quarter 2009	Normalized First Quarter 2008(1)	Percent Change
Core Network Services	$729	$765	(5)%
Wholesale Voice Services	$170	$184	(8)%
Total Core Communications Services	$899	$949	(5)%
Other Communications Services	$63	$108	(42)%
Total Communications Revenue	$962	$1,057	(9)%

(1)        For purposes of this press release, “Normalized First Quarter 2008” excludes first quarter 2008 revenue of $9 million from the Vyvx Advertising Distribution business, which was sold on June 5, 2008.

Core Communications Services

Core Communications Services revenue, which includes Core Network Services and Wholesale Voice Services, was $899 million in the first quarter 2009, a 5 percent decrease compared to Normalized Core Communications Services revenue of $949 million in the first quarter 2008.

Core Communications Services revenue by market group was:

Core Communications Services Revenue ($ in millions)	First Quarter 2009	Normalized First Quarter 2008(1)	Fourth Quarter 2008
Wholesale Markets Group	$513	$541	$549
Business Markets Group	$223	$240	$237
Content Markets Group	$85	$91	$100
European Markets Group	$78	$77	$80
Total Core Communications Services Revenue	$899	$949	$966

(1)        For purposes of this press release, “Normalized First Quarter 2008” excludes first quarter 2008 revenue of $9 million from the Vyvx Advertising Distribution business, which was sold on June 5, 2008.

Core Network Services revenue by market group was:

Core Network Services Revenue ($ in millions)	First Quarter 2009	Normalized First Quarter 2008(1)	Percent Change	Fourth Quarter 2008	Percent Change
Wholesale Markets Group	$358	$373	(4)%	$385	(7)%
Business Markets Group	$216	$235	(8)%	$230	(6)%
Content Markets Group	$85	$90	(6)%	$99	(14)%
European Markets Group	$70	$67	4%	$71	(1)%
Total Core Network Services Revenue	$729	$765	(5)%	$785	(7)%

(1)        For purposes of this press release, “Normalized First Quarter 2008” excludes first quarter 2008 revenue of $9 million from the Vyvx Advertising Distribution business, which was sold on June 5, 2008.

“In the first quarter, we did see the effect of the near-term revenue pressures we cited last quarter, specifically:  the general economic environment driving churn in our enterprise business as well as usage declines, known disconnects from key wholesale customers, typical seasonality in our Vyvx broadcast business, and the currency rate effect on our reported European business,” said Sunit Patel, CFO of Level 3. “We also experienced revenue pressure from churn in our Wholesale and Content businesses. Our European Markets Group continues to perform well with revenues up 23 percent year over year on a constant currency basis.”

Other Communications Services

Other Communications Services revenue was $63 million in the first quarter 2009, a decline of 42 percent compared to the first quarter 2008, resulting from expected declines in SBC contract revenue and managed modem revenue.

Deferred Revenue

The communications deferred revenue balance was $868 million at the end of the first quarter 2009, compared to $927 million at the end of the first quarter 2008 and $887 million at the end of the fourth quarter 2008. The deferred revenue balance declined quarter over quarter due to a combination of amortization and the negative effects of the strengthening dollar against European currencies.

Cost of Revenue

Communications cost of revenue for the first quarter 2009 decreased to $390 million, versus $459 million in the first quarter 2008. Communications cost of revenue was $414 million in the fourth quarter 2008.

Communications gross margin was 59.5 percent for the first quarter 2009, compared to 56.9 percent in the first quarter 2008. Communications gross margin was 60.0 percent in the fourth quarter 2008.

Selling, General and Administrative Expenses (SG&A)

Communications SG&A expenses, including non-cash compensation expense, decreased to $338 million for the first quarter 2009, a 19 percent improvement compared to $418 million for the first quarter 2008.  SG&A expenses were $301 million for the fourth quarter 2008. Excluding the $64 million in net benefit from the $86 million asset retirement obligation adjustment, the $14 million in litigation expenses and the $8 million in lease impairments, Communications SG&A for the fourth quarter 2008 would have been $365 million.

Excluding non-cash compensation expense, Communications SG&A was $322 million in the first quarter 2009, an 18 percent improvement compared to $395 million in the first quarter 2008. Fourth quarter 2008 Communications SG&A, excluding non-cash compensation expense and the net benefit of $64 million as described above, was $348 million. Communications SG&A expense includes $16 million, $23 million, and $17 million of non-cash compensation for the first quarter 2009, first quarter 2008, and fourth quarter 2008, respectively.

Adjusted EBITDA

Communications Adjusted EBITDA increased 21 percent to $249 million for the first quarter 2009, compared to $205 million for the first quarter 2008.  Fourth quarter 2008 Communications Adjusted EBITDA was $324 million, or $272 million excluding the net $52 million benefit from the Fourth Quarter 2008 Adjustments.

Communications Adjusted EBITDA margin improved to 25.9 percent for the first quarter 2009, versus 19.3 percent for the first quarter 2008.  Excluding Fourth Quarter 2008

Adjustments, Communications Adjusted EBITDA margin was 26.3 percent in the fourth quarter 2008.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes severance and restructuring charges. Severance and restructuring charges were $1 million for the first quarter 2009, $7 million for the first quarter 2008 and $12 million for the fourth quarter 2008.

Consolidated Cash Flow and Liquidity

During the first quarter 2009, Unlevered Cash Flow was $43 million, versus negative $21 million for the first quarter 2008.

Consolidated Free Cash Flow was negative $82 million for the first quarter 2009, compared to negative $160 million for the first quarter 2008.

On April 16, 2009, the company announced that its wholly owned subsidiary, Level 3 Financing, Inc. closed its $220 million senior secured Tranche B Term Loan announced on April 6. Net proceeds were approximately $214 million.

As of March 31, 2009, the company had cash and cash equivalents of approximately $672 million, or $886 million including the net proceeds from the April 2009 financing transaction.

Outlook

“We are reiterating the guidance we provided on our fourth quarter call, which is that we expect to grow 2009 Consolidated Adjusted EBITDA from the $988 million of Consolidated Adjusted EBITDA (excludes Fourth Quarter 2008 Adjustments) reported in 2008 and expect to be Free Cash Flow positive for the full year 2009.” said Patel.

“While we remain cautious, we are seeing trends that point to stabilization in our Core Communications Services revenue base.  We expect revenue pressure to continue in the second quarter although at a significantly moderating rate. Our funnel of future sales opportunities remains strong and our quoting and proposal activity has increased, particularly in our Business Markets Group. Customers who were delaying purchases are starting to place orders, and our signed order volume has trended upward.  Our churn trends also began to show improvement late in the first quarter.”

“We continue our focus on cost improvements and expect to reduce headcount by approximately 150 during the second quarter. This will result in a $6 to $7 million severance charge in the second quarter.  Our capital expenditures of $78 million in the first quarter are a good indication of the quarterly trend for the year.”

As a result of the Senior Secured Term Loan transaction completed in April, the company expects GAAP interest expense to be approximately $610 million and net cash interest expense to be approximately $525 million for the full year 2009.

On January 1, 2009, the company adopted Financial Accounting Standards Board Staff Position No. APB 14-1 (“FSP 14-1”), which mandates a change in accounting for convertible debt instruments that can be settled in cash upon conversion and requires retrospective application. The effects of adopting FSP 14-1 have been applied retrospectively to all periods presented in this earnings release.

Summary

“While we continue to be cautious, we are starting to see some signs that customers are beginning to buy again after a period of a sales slowdown which we began to experience in the third quarter of last year,” said Crowe. “We are focused on ensuring that we have the right balance between managing costs in accordance with current revenue performance while continuing to invest our capital in areas that position us well for growth and to deliver superior customer service.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s first quarter results at 10 a.m. EDT today. To join the call, please dial 800-289-0528 or 913-312-1266 passcode 1866464. A live broadcast of the call can also be heard on Level 3’s Web site at www.level3.com. During the call, the company will review an earnings presentation that summarizes the financial results of the quarter.  This presentation may be accessed at http://www.level3.com/investor_relations/index.html.

An audio replay of the call will be available until 11:59 p.m. EDT on Friday, May 7, 2009, by dialing 888-203-1112 or 719-457-0820, access code 1866464. The archived webcast of the first quarter conference call together with the press release, financial statements, earnings presentation and non-GAAP reconciliations may also be accessed at http://www.level3.com/investor_relations/index.html. For additional information please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement
Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

###

Contact Information

Media:	Skip Thurman	Investors:	Valerie Finberg
	720-888-2292		720-888-2518

Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Normalized Consolidated Revenue is defined as total revenue from the Condensed Consolidated Statements of Operations less Vyvx advertising distribution business revenue.

Normalized Communications Revenue is defined as communications revenue from the Condensed Consolidated Statements of Operations less Vyvx advertising distribution business revenue.

Normalized Core Communications Services Revenue includes core network services revenue and wholesale voice services less Vyvx advertising distribution business revenue.

Normalized Core Network Services Revenue includes revenue from transport and infrastructure, IP and data services, local and enterprise voice services and Level 3 Vyvx broadcast services less Vyvx advertising distribution business revenue.

European Markets Group Constant Currency Revenue includes revenue from our European Markets Group plus an adjustment to present revenue on a constant currency basis.

	Q1 2008
Revenue Metrics ($ in millions)	As Reported	Vyvx Advertising Distribution Business	Normalized

Core Network Services Revenue:
Wholesale Markets Group	$373	$—	$373
Business Markets Group	235	—	235
Content Markets Group	99	(9)	90
European Markets Group	67	—	67
Total Core Network Services Revenue	774	(9)	765

Wholesale Voice Services Revenue:
Wholesale Markets Group	168	—	168
Business Markets Group	5	—	5
Content Markets Group	1	—	1
European Markets Group	10	—	10
Total Wholesale Voice Services Revenue	184	—	184

Core Communications Services Revenue:
Wholesale Markets Group	541	—	541
Business Markets Group	240	—	240
Content Markets Group	100	(9)	91
European Markets Group	77	—	77
Total Core Communications Services Revenue	958	(9)	949

Other Communications Revenue	108	—	108
Total Communications Revenue	1,066	(9)	1,057

Other Revenue	26	—	26
Total Consolidated Revenue	$1,092	$(9)	$1,083

European Markets Group Revenue	Q1	Q1
($ in millions)	2009	2008

European Markets Group Revenue	$78	$77
Constant Currency Revenue Adjustment	17	—
European Markets Group Constant Currency Revenue	$95	$77

Gross Margin ($) is defined as Revenue less Cost of Revenue from the Condensed Consolidated Statements of Operations.

Gross Margin (%) is defined as gross margin ($) divided by revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the Company after it pays third party network services costs; in essence, a measure of the efficiency of the Company’s network.

Adjusted EBITDA is defined as net income (loss) from the Condensed Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA less a net benefit of $52 million from four adjustments taken in fourth quarter 2008 (“Fourth Quarter 2008 Adjustments”), which are comprised of an $86 million benefit related to asset retirement obligation (“ARO”) adjustments, partially offset by $14 million in patent-related litigation expenses, $12 million in severance charges and $8 million in real estate lease impairment charges.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Normalized Adjusted EBITDA Margin is defined as Normalized Adjusted EBITDA divided by revenue.

Adjusted EBITDA Metrics	Q1 2009
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$(133)	$1	$(132)
Income Tax Expense (Benefit)	1	—	1
Total Other (Income) Expense	144	(1)	143
Depreciation and Amortization	221	1	222
Non-cash Stock Compensation	16	—	16
Adjusted EBITDA	$249	$1	$250

Revenue	$962	$18	$980

Adjusted EBITDA %	25.9%	5.6%	25.5%

Adjusted EBITDA Metrics	Q4 2008
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$39	$4	$43
Income Tax Expense (Benefit)	1	1	2
Total Other (Income) Expense	40	(3)	37
Depreciation and Amortization	227	(3)	224
Non-cash Stock Compensation	17	—	17
Adjusted EBITDA	$324	$(1)	$323
ARO Adjustment	(86)	—	(86)
Patent-related Litigation Expense	14	—	14
Real Estate Lease Impairment	8	—	8
Restructuring Expense	12	—	12
Normalized Adjusted EBITDA	$272	$(1)	$271

Revenue	$1,034	$15	$1,049

Adjusted EBITDA %	31.3%	-6.7%	30.8%
Normalized Adjusted EBITDA %	26.3%	-6.7%	25.8%

Adjusted EBITDA Metrics	Q1 2008
($ in millions)	Communications	Other	Consolidated

Net Income (Loss)	$(196)	$6	$(190)
Income Tax Expense (Benefit)	2	1	3
Total Other (Income) Expense	137	(2)	135
Depreciation and Amortization	239	1	240
Non-cash Stock Compensation	23	—	23
Adjusted EBITDA	$205	$6	$211

Revenue	$1,066	$26	$1,092

Adjusted EBITDA %	19.3%	23.1%	19.3%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the Company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the Company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the Company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow.  Adjusted EBITDA excludes the gain on extinguishment of debt and other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain on extinguishment of debt and net other income (expense).  Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

In addition to the factors described above, management believes that all non-GAAP metrics presented on a Normalized basis are useful profitability and/or operating performance metrics for management and investors to exclude the effect of non-recurring items.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Condensed Consolidated Statements of Cash Flows or the Condensed Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the Company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the Company against some of its competitors as it excludes certain material items such as payments on and repurchases of long-term debt, interest income and cash interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Condensed Consolidated Statements of Cash Flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the Company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the Company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures.

This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Condensed Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Consolidated Free Cash Flow
Three Months Ended March 31, 2009	Unlevered	Consolidated
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$(4)	$(4)
Capital Expenditures	$(78)	$(78)
Cash Interest Paid	$126	N/A
Interest Income	$(1)	N/A
Total	$43	$(82)

Unlevered Cash Flow and Consolidated Free Cash Flow
Three Months Ended December 31, 2008	Unlevered	Consolidated
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$231	$231
Capital Expenditures	$(107)	$(107)
Cash Interest Paid	$129	N/A
Interest Income	$(2)	N/A
Total	$251	$124

Unlevered Cash Flow and Consolidated Free Cash Flow
Three Months Ended March 31, 2008	Unlevered	Consolidated
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$(47)	$(47)
Capital Expenditures	$(113)	$(113)
Cash Interest Paid	$145	N/A
Interest Income	$(6)	N/A
Total	$(21)	$(160)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions, except per share data)	2009	2008	2008

Revenue:
Communications	$962	$1,034	$1,066
Coal Mining	18	15	26
Total revenue	980	1,049	1,092

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue
Communications	390	414	459
Coal Mining	17	16	16
Total Cost of Revenue	407	430	475

Depreciation and Amortization	222	224	240
Selling, General and Administrative	338	301	422
Restructuring Charges	1	12	7
Total Costs and Expenses	968	967	1,144

Operating Income (Loss)	12	82	(52)

Other Income (Expense):
Interest income	1	2	6
Interest expense	(146)	(143)	(144)
Gain on extinguishment of debt	—	86	—
Other, net	2	18	3
Total Other Income (Expense)	(143)	(37)	(135)

Income (Loss) Before Income Taxes	(131)	45	(187)

Income Tax Expense	(1)	(2)	(3)

Net Income (Loss)	$(132)	$43	$(190)

Earnings (Loss) per Share
Basic	$(0.08)	$0.03	$(0.12)
Diluted	$(0.08)	$(0.03)	$(0.12)

Shares Used to Compute Earnings (Loss) per Share (in thousands):
Basic	1,620,932	1,606,229	1,541,872
Diluted	1,620,932	1,628,517	1,541,872

Financial statements for the three months ended March 31, 2008 and December 31, 2008 have been adjusted for the retrospective application of FSP 14-1.

© 2009 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(dollars in millions)	2009	2008
	(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$672	$768
Restricted cash and securities	3	3
Receivable, less allowances for doubtful accounts of $18 and $16, respectively	401	390
Other	96	81
Total Current Assets	1,172	1,242

Property, Plant and Equipment, net	6,012	6,159

Restricted Cash and Securities	128	127

Goodwill	1,431	1,432
Other Intangibles, net	535	559

Other Assets	110	115
Total Assets	$9,388	$9,634

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$357	$365
Current portion of long-term debt	500	186
Accrued payroll and employee benefits	52	105
Accrued interest	123	117
Current portion of deferred revenue	169	168
Other	96	111
Total Current Liabilities	1,297	1,052

Long-Term Debt, less current portion	5,933	6,245

Deferred Revenue, less current portion	699	719

Other Liabilities	604	597

Stockholders’ Equity	855	1,021
Total Liabilities and Stockholders’ Equity	$9,388	$9,634

Financial statements as of December 31, 2008 have been adjusted for the retrospective application of FSP 14-1.

© 2009 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions)	2009	2008	2008

Cash Flows from Operating Activities:
Net income (loss)	$(132)	$43	$(190)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	222	224	240
Non-cash compensation expense attributable to stock awards	16	17	23
Gain on sale of property, plant and equipment and other assets	—	(2)	(1)
Gain on extinguishment of debt, net	—	(86)	—
Asset retirement obligation adjustment	—	(86)	—
Amortization of debt discount and debt issuance costs	14	13	13
Accrued interest on long-term debt	6	1	(14)
Other, net	(6)	(6)	8
Changes in working capital items:
Receivables	(11)	34	(20)
Other current assets	(15)	28	(22)
Payables	(14)	53	(52)
Deferred revenue	(17)	(10)	(17)
Other current liabilities	(67)	8	(15)
Net Cash Provided by (Used in) Operating Activities	(4)	231	(47)

Cash Flows from Investing Activities:
Capital expenditures	(78)	(107)	(113)
Increase in restricted cash and securities, net	(1)	(3)	—
Proceeds from sales and maturities of marketable securities	—	4	—
Proceeds from sale of property, plant and equipment and other assets	—	—	2
Other	—	3	—
Net Cash Used in Investing Activities	(79)	(103)	(111)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	(2)	400	—
Payments on and repurchases of long-term debt	(7)	(338)	(26)
Net Cash Provided by (Used in) Financing Activities	(9)	62	(26)

Effect of Exchange Rates on Cash and Cash Equivalents	(4)	(4)	3

Net Change in Cash and Cash Equivalents	(96)	186	(181)

Cash and Cash Equivalents at Beginning of Period	768	582	714

Cash and Cash Equivalents at End of Period	$672	$768	$533

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$126	$129	$145

Financial statements for the three months ended March 31, 2008 and December 31, 2008 have been adjusted for the retrospective application of FSP 14-1.

© 2009 by Level 3 Communications, Inc. All rights reserved.